CITIZENS BANK

July 17, 2009

Michael Behn
13127 Hesby Street
Sherman Oaks, CA 91423

RE: Temporary Role Change
Status Change

Dear Michael:

Effective August 1, 2009, your role will temporarily change from Senior Vice President/Chief Information Officer (SVP/CIO) to SVP/CIO & Senior Credit Administrator. You will be responsible for carrying out the responsibilities listed in the Senior Credit Administrator job description. During this period of time, you will receive a monthly bonus of $2,000, which will be paid semi-monthly. When the Loan Department becomes adequately staffed, you will no longer receive the bonus and your role will return to CIO.

In addition, your status change from SVP to Executive Vice President (EVP) will be effective upon approval from the FDIC. As you know, you must provide the Bank with the information requested on the FDIC forms already provided to you, so that the Bank can submit the request to add an executive officer to the FDIC.

Prior to submission of the FDIC paperwork, policy dictates that in preparation for your promotion we conduct a background check and drug test. The forms are enclosed. Please return the Pre-Employment Release to Human Resources (HR) and take the drug test order form with you to the test site.

If you understand and accept these terms, please sign and return one copy of this letter to Human Resources by Wednesday, July 22, 2009.

Sincerely,

Carolyn Baumel

Carolyn Baumel
Vice President/Human Resources Officer

Accepted and agreed to this 21st day of July, 2009 by:

Michael Behn

Michael Behn

Enclosures